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                                                                    EXHIBIT 10.3


                                  Translation



             Agreement on Subscription and Contribution of Capital

                                 by and between


BROKAT Aktiengesellschaft, Stuttgart

- hereinafter referred to as "BROKAT"

                                      and

1.  Dr. Andreas von Aufschnaiter

2.  Jozsef Bugovics

3.  Dr. Christoph Bulfon

4.  Andreas Kinsky

5.  Philipp A. Schoeller

6.  Dr. Nikolaus von Seemann

7.  SBF Sachsische Beteiligungsfond GmbH

8.  Roman E. Kainz

9.  GCI Management GmbH

- hereinafter referred to as "ME Shareholders" -



                                    Recitals

  1. BROKAT is a stock corporation recorded in the Register of Companies of the Local Court of Stuttgart under no. HRB 19292. The capital stock amounts to DM 40,860,665 (in words: Deutschmarks forty million eight hundred and sixty thousand six hundred and sixty-five) and is sub-divided into 8,172,133 shares of no par value.
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                                      -2-


     The shares of BROKAT have been admitted to trading on the regulated market since 16 September 1998 when trading commenced at the Neuer Markt of the Frankfurt Stock Exchange. Listing commenced at the Neuer Markt on 17 September 1998.

     BROKAT develops and markets software and hardware solutions in particular for the safe transfer of data in heterogeneous inter-company data networks and intra-company data networks. The corporate enterprise has developed positively during the course of the past few years and has attained the position of market leader in the market segment it services in Germany. BROKAT is endeavoring to expand the competitive position attained both nationally and internationally.

  2. MeTechnology Europe GmbH (hereinafter referred to as "ME") is a company recorded in the Register of Companies of the Local Court of Leipzig under no. HRB 14868. The capital stock of ME amounts to DM 150,000 (in words:
     Deutschmarks one hundred and fifty thousand) and is sub-divided into the following shares:

     One share with a par value of DM 3,700
     One share with a par value of DM 3,800
     One share with a par value of DM 7,500
     One share with a par value of DM 15,000
     One share with a par value of DM 25,000
     One share with a par value of DM 12,500
     One share with a par value of DM 24,000
     One share with a par value of DM 6,000
     One share with a par value of DM 7,500
     One share with a par value of DM 7,500
     One share with a par value of DM 6,000
     One share with a par value of DM 21,000
     One share with a par value of DM 5,000
     One share with a par value of DM 5,000
     One share with a par value of DM 500
     Sum total of shares:          DM 150,000

     - hereinafter collectively referred to as "ME Shares"
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                                      -3-

     All shares in ME are held by ME Technology Aktiengesellschaft, Bienitz (hereinafter "ME AG") which is thus sole shareholder in ME.

     The capital stock of ME AG amounts to DM 1 million and is sub-divided into 200,000 shares. The sole shareholders in ME AG are:

     (1)  Dr. Andreas von Aufschnaiter            holding  10,000  shares
     (2)  Jozsef Bugovics                         holding  30,000  shares
     (3)  Dr. Christoph Bulfon                    holding  40,000  shares
     (4)  Philipp A. Schoeller                    holding  36,000  shares
     (5)  Andreas Kinsky                          holding   6,000  shares
     (6)  Dr. Nikolaus Seemann Ritter
          von Treuenwart                          holding  50,000  shares
     (7)  SBF Sachsische
          Beteiligungsfond GmbH                   holding  10,000  shares
     (8)  Roman E. Kainz                          holding  10,000  shares
     (9)  GCI Management GmbH                     holding   8,000  shares

     The foregoing shares in ME AG are hereinafter referred to as "ME Shares"

  3. ME also develops and markets software and hardware solutions for processing transactions in electronic networks. The business activity of ME focuses principally on the banking sector. ME is currently undergoing a phase of intense growth and also anticipates increasing demand and a high degree of acceptance for its products and services.

  4. ME AG and BROKAT intend to merge in order to obtain synergy benefits. The capital stock of BROKAT is to be increased for this purpose and the ME Shares are to be taken over during the course of the capital increase against a non-cash contribution by BROKAT.

     The Management Board of BROKAT appointed the firm of auditors and tax consultants Bansbach Schubel Brosztl & Partner GmbH Wirtschaftsprufungs-gesellschaft
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                                      -4-

     Steuerberatungsgesellschaft, Stuttgart (hereinafter referred to as "BSB") to assess the value of the ME Shares and the number of new BROKAT Shares appropriate to the corporate value of BROKAT. On the basis of this expertise produced by BSB, BROKAT and the ME Shareholders mutually agreed to increase the capital stock of BROKAT by DM 3,887,290 from the amount of DM 40,860,665 pertaining hitherto to DM 44,747,955 by issuing 777,458 individual share certificates to the ME Shareholders against the contribution of the ME Shares.

Now wherefore the parties hereto hereby enter into the following Agreement on Subscription and Contribution of Capital.

                                     (S) 1
              Authorized Capital, Resolution on Increasing Capital

  1. Pursuant to the resolution adopted by the extraordinary shareholders' meeting of BROKAT on 17 August 1998 (item 4 on the agenda) the Management Board of the company is authorized to increase with the approval of the Supervisory Board the capital stock in the period prior to 30 June 2003 through the issue of new shares in return for cash and non-cash contributions one or more times by a total of up to DM 16,064,265 (Authorized Capital I). The Management Board is further authorized to decide on any exclusion of subscription rights of the shareholders with the approval of the Supervisory Board. The Authorized Capital I was recorded in the entry of the company in the Commercial Register on 15 September 1998. The foregoing authorization was first exercised in accordance with a resolution of the Management Board of 01 October 1998 and the stock capital of the company increased by exploiting the authorized capital by DM 700,000 and increasing the capital stock from DM 40,160,665 (in words: Deutschmarks forty million one hundred and sixty thousand six hundred and sixty-five) to DM 40,860,665 (in words: Deutschmarks forty million eight hundred and sixty thousand six hundred and sixty-five) through the issue of 140,000 new bearer shares of no par value with a calculated share in the capital stock of DM 5.00 each. The execution of the capital
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                                      -5-

     increase was recorded in the Company's entry in the Commercial Register on 27 October 1998.

  2. For the purpose of taking over the ME Shares by means of a capital increase against non-cash contribution in accordance with the terms of the record appended hereto as Schedule EV 1, the Management Board of BROKAT shall
                        -------------
     adopt the following resolution on further increasing the capital stock of BROKAT from the Authorized Capital I:

       (1) The capital stock of the Company in an amount of DM 40,860,665 (in words: Deutschmarks forty million eight hundred and sixty thousand six hundred and sixty-five) sub-divided into 8,172,133 shares of no par value shall be increased by exploiting the authorized capital by means of non-cash contributions of DM 3,887,290, increasing the capital stock to DM 44,747,955 (in words: Deutschmarks forty-four million seven hundred and forty-seven thousand nine hundred and fifty-five) by issuing 777,458 new bearer shares of no par value (hereinafter also referred to as "BROKAT Shares") with a calculated share in the capital stock of DM 5.00 each.

       (2) The new shares shall participate in profits with effect from 01 January 1999.

       (3) The statutory subscription right of the shareholders shall be excluded. The new shares shall be subscribed to and taken over by the ME Shareholders as follows:

           (1) Dr. Andreas von Aufschnaiter [_Address]   38,874  shares

           (2) Jozsef Bugovics              [_Address]  116,618  shares

           (3) Dr. Christoph Bulfon         [_Address]  155,491  shares

           (4) Philipp A. Schoeller         [_Address]  139,943  shares

           (5) Andreas Kinsky               [_Address]   23,324  shares

           (6) Dr. Nikolaus Seemann Ritter
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                                      -6-

               von Treuenwart               [_Address]  194,364  shares

           (7) SBF Sachsische
               Beteiligungsfond GmbH        [_Address]   38,873  shares

           (8) Roman E. Kainz               [_Address]   38,873  shares

           (9) GCI Management GmbH          [_Address]   31,098  shares

          Total                                         777,458  shares

       (4) The non-cash contributions shall be effected by transferring to the company the ME Shares and thus the entire capital stock of MeTechnology AG, recorded in the Commercial Register of the Local Court of Leipzig under no. HRB 14687, as follows:


           (1) Dr. Andreas von Aufschnaiter     10,000  ME Shares

           (2) Jozsef Bugovics                  30,000  ME Shares

           (3) Dr. Christoph Bulfon             40,000  ME Shares

           (4) Philipp A. Schoeller             36,000  ME Shares

           (5) Andreas Kinsky                    6,000  ME Shares

           (6) Dr. Nikolaus Seemann Ritter
               von Treuenwart                   50,000  ME Shares

           (8) SBF Sachsische
               Beteiligungsfond GmbH            10,000  ME Shares

           (8) Roman E. Kainz                   10,000  ME Shares

           (9) GCI Management GmbH               8,000  ME Shares


          The contribution of the ME Shares by the ME Shareholders shall be commercially effective as from the date of transfer to the company and have a right to participate in profits as from 1 January 1999.
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                                      -7-

          Paragraphs (1) to (4) above shall hereinafter be referred to as "Resolution on Capital Increase"

                                     (S) 2
                 Subscription and Takeover Obligation, Warranty

       1. The ME Shareholders hereby undertake to

          (1) take over the BROKAT Shares in accordance with the terms of the subscription slip appended hereto as Schedule EV 2,
                                                   -------------

          (2) and to transfer the ME Shares to BROKAT for the purpose of performance of and final compliance with the contribution obligation undertaken therein by means of non-cash contribution.

       2. The ME Shareholders provide a warranty with respect to the ME Shares in accordance with the terms of the Warranty Agreement appended as Schedule EV 3 which was signed on 17 May 1999 (hereinafter referred to
          -------------
          as "Warranty Agreement"). The assertion by BROKAT of any or further claims other than the claims provided for in this Agreement and in the Contribution and Warranty Agreement irrespective of the legal ground therefor shall be excluded.

                                     (S) 3
                                  Contribution

     1. The ME Shareholders hereby transfer the ME Shares to BROKAT.

     2. The ME Shares shall be transferred with effect from the effective date hereof pursuant to (S) 5.
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                                      -8-

     3. The profit accruing on the ME Shares shall be due to BROKAT with effect from 1 January 1999.

                                     (S) 4
                                 Consideration

     1. In consideration of the ME Shareholders' contributing the ME Shares pursuant to (S) 2 paragraph 1, BROKAT shall grant to the ME Shareholders BROKAT shares free of charge in accordance with the terms of the Resolution on Capital Increase.

     2. The BROKAT Shares to be issued to the ME Shareholders are with profits with effect from 1 January 1999. BROKAT shall apply for and keep pending the BROKAT Shares' admission to trading on the regulated market when trading commences at the Neuer Markt of the Frankfurt Stock Exchange by 7 July 1999 at the latest.

     3. The ME Shareholders have taken note of the sales prospectus dated 7 September 1998 published by BROKAT in September 1998. BROKAT warrants that the information contained in this sales prospectus is complete and correct in accordance with the provisions of the law on prospectus liability, insofar as not in conflict with overriding, mandatory legislation, in particular provisions of the Corporation Act on raising and maintaining capital. ME Shareholders are precluded from asserting any or further claims on account of the BROKAT Shares irrespective of the legal ground therefor.

                                     (S) 5
                              Condition Precedent

     This Agreement shall become effective as soon as the Management Board of BROKAT has adopted the legally valid Resolution on Capital Increase.
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                                      -9-

                                     (S) 6
                                Final Provisions

     1. Each of the parties hereto shall bear the costs arising to that party, in particular the costs of its advisers, itself.

     2. Alterations and modifications to this Agreement including any such alterations and modifications to this clause itself must be made in writing to be legally valid, save as where a more stringent form is imposed by law; in such a case this more stringent form must be complied with.

     3. If any provisions contained herein should be ineffective or unenforceable, this shall not affect the validity of the remaining provisions hereof. This shall also apply if it should transpire that this Agreement contains a gap. A reasonable ruling shall be deemed to replace the ineffective or unenforceable provisions or to complete the gap which forms the closest equivalent to the intention of the parties or which they would have intended in accordance with the spirit and purpose of this Agreement if they had considered the issue when the Agreement was entered into or when a provision was included at a later date.

     Frankfurt am Main/Munich/Stuttgart, 20/21 May 1999


     On behalf of BROKAT by virtue of a power of attorney conferred orally and promising to submit a written authority [handwritten]: power of attorney at a later time:

     [signed]
     Dr. Peter Ladwig
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                                      -10-

     On behalf of

     a) Vendors nos. 1, 2, 4 to 6 and 9 by virtue of a power of attorney conferred and promising to submit the written authority of those persons represented at a later time and on his own behalf and

     b)

     c) On behalf of SBF Sachsische Beteiligungsfond GmbH by virtue of a telefax copy of a power of attorney as appended hereto:

     [signed]
     Dr. Christoph Bulfon


     On behalf of Mr. Roman E. Kainz by virtue of a telefax copy of a power of attorney as appended hereto:

     Dr. Hermann Schlindwein